Zion Oil & Gas Newsletter
October 23, 2009
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Dear Shareholder and/or Friend of Zion...

Here is an update of our progress during the past week.

Drilling Operations on the Elijah #3 Well

Zion's Asher-Menashe license area is along the Israeli coastal plain and on the Mount Carmel range, between Caesarea and Haifa. The Elijah #3 well site is situated approximately 12 miles north of Caesarea, just off Road 4.

The name Mount Carmel (in Hebrew 'Har HaCarmel') means literally 'the mountain of the vineyards of G-d'. Archaeologists have discovered ancient wine and oil presses in the area.

The prophet Elijah lived in a cave on Mount Carmel and in 1 Kings 18, you can read how Elijah challenged 450 prophets of Ba'al to a contest on Mount Carmel, to demonstrate that G-d is in control of the Kingdom of Israel.

For the reason above, our first well on our Asher-Menashe license area was given the name 'Elijah'.

On Wednesday, October 21, 2009, we issued a press release (click here to read the press release) announcing that:

'Utilizing the 2,000 horsepower drilling rig used to drill Zion's Ma'anit-Rehoboth #2 well, Zion has commenced drilling its Elijah #3 well toward the Triassic geological formation, which is expected below approximately 10,000 feet (3,048 meters). Zion then plans to continue drilling to the Permian geological formation, down to a total depth below 17,000 feet (5,182 meters).'

On the same day that we issued the press release, I visited the Elijah #3 drill site. Here are some of the photographs that I took.

The access road to the front gate of the Elijah #3 drill site is through a banana field.

Zion's CEO (that is 'me') standing in front of the drilling rig.

A view, photographed from the rig floor, towards the front gate of the site. Note the drill pipe in the foreground and the casing in front of the gate. In the background you can see the banana fields and hills of the Carmel region.

A view towards the back of the site. Note the reserve pit on the far right and the mud tanks (in yellow and gray). In the background you can see more banana fields and hills of the Carmel region.

I asked one of the crew 'How's it going?' His reply was a 'thumbs up'.

A view from a position directly in front of the rig.

A view, to the left side, from the same position in front of the rig.

Today, Friday, October 23, 2009 we have drilled to a depth of approximately 400 feet (122 meters) and are making good progress.

The Ma'anit-Rehoboth #2 Well

This past week we have been considering different rigs that are suitable for completion operations on the Ma'anit-Rehoboth #2 well, so that we can test the seven zones that warrant completion testing. We have been in discussions with two separate rig owners who each own rigs that are currently in Israel.

Four of the zones are in the upper (Triassic) part of the hole and were seen in the Ma'anit #1 well and three of the zones are in the deeper hole drilled in the Ma'anit-Rehoboth #2 well.

We want to start the completion operations as soon as possible and are trying to contract for a suitable completion rig to do just that.

Rights Offering

Our rights offering has begun and the record date was October 19, 2009. Everyone recorded in the official records as a stockholder on October 19th has the right to participate in the rights offering.

The rights offering offers a maximum of 3.6 million shares of stock at $5.00 for each share of stock. Should the rights offering be fully subscribed, Zion will receive gross proceeds of $18 million.

Under the rights offering, stockholders have the right to purchase twenty three (23) shares of stock for every one hundred (100) shares of common stock owned on the record date.  This is identical to 0.23 subscription rights for each share of common stock owned on the record date.

If you were among the many hundreds of our stockholders who did not receive as many $5.00 shares as you subscribed for in the earlier rights offering, this is your 'second chance' opportunity. Obviously, this offer is open to everyone who was a stockholder of record on October 19, 2009.

The scheduled termination date for the rights offering is November 30, 2009 but we may elect to terminate the offering prior to the scheduled expiration date by giving two business days notice. Please note that Zion may also elect to extend the rights offering beyond November 30, 2009.

We have posted on the Investor Center section of the Zion website some Frequently Asked Questions (and answers).

Please click here to visit the Investor Center:

http://www.zionoil.com/investor-center

If you (personally) hold Zion stock certificates, you will soon receive a package from us containing: (i) a Prospectus and (ii) a Subscription Agreement (with a pre-printed label containing your name, address, shares held and rights held). The package should arrive before November 3, 2009.

If your Zion stock is held in a brokerage account, then your rights should be posted electronically to your brokerage account during the week of November 3, 2009 and you should be notified by your broker. Each brokerage house has its own internal procedure for accepting an exercise of rights, so please contact your broker directly to find out the procedure that you should follow.

"In your good pleasure, make Zion prosper..."
Psalm 51:18

Thank you for your support of Zion and Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, geophysical and geological data and interpretation, anticipated attributes of geological strata being drilled, drilling efforts and locations, timing and potential results thereof and plans contingent thereon and rights offering are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

NOTICE
Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466).

Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Kim Kaylor at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com